==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM T-1

                         STATEMENT OF ELIGIBILITY UNDER
                      THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE
               Check if an Application to Determine Eligibility of
                     a Trustee Pursuant to Section 305(b)(2)

             -------------------------------------------------------

                         U.S. BANK NATIONAL ASSOCIATION
               (Exact name of Trustee as specified in its charter)

                                   41-0417860
                       I.R.S. Employer Identification No.


111 EAST WACKER DRIVE, SUITE 3000
       CHICAGO, ILLINOIS                                    60601
(Address of principal executive offices)                  (Zip Code)


                                Patricia M. Child
                         U.S. Bank National Association
                        111 East Wacker Drive, Suite 3000
                             Chicago, Illinois 60601
                            Telephone (312) 228-9413
            (Name, address and telephone number of agent for service)

                    HONDA AUTO RECEIVABLES 2000-1 OWNER TRUST
                     (Issuer with respect to the Securities)
                        AMERICAN HONDA RECEIVABLES CORP.
             (Exact name of Registrant as specified in its charter)

CALIFORNIA                                          33-0526079
(State or other jurisdiction of                (I.R.S. Employer
 incorporation or organization)                Identification No.)


700 VAN NESS AVENUE
TORRANCE, CALIFORNIA                                           90501
(Address of Principal Executive Offices)                     (Zip Code)

                             ASSET BACKED SECURITIES
                       (Title of the Indenture Securities)


===============================================================================

                                    FORM T-1
                                    --------

ITEM 1.       GENERAL INFORMATION.  Furnish the following information as to the
               Trustee.

              a) NAME AND ADDRESS OF EACH EXAMINING OR SUPERVISING AUTHORITY
                  TO WHICH IT IS SUBJECT.
                           Comptroller of the Currency
                           Washington, D.C.

              b) WHETHER IT IS AUTHORIZED TO EXERCISE CORPORATE TRUST POWERS.
                           Yes

ITEM 2.       AFFILIATIONS WITH OBLIGOR.  IF THE OBLIGOR IS AN AFFILIATE OF THE
               TRUSTEE, DESCRIBE EACH SUCH AFFILIATION.
                           None

ITEMS 3-15    The Trustee is a Trustee under other Indentures under
              which securities issued by the obligor are outstanding. There is not and there has not been a default with respect to the securities outstanding under other such Indentures.

ITEM 16.      LIST OF EXHIBITS:  LIST BELOW ALL EXHIBITS FILED AS A PART OF THIS
               STATEMENT OF ELIGIBILITY AND QUALIFICATION.

              1. A copy of the Articles of Association of the Trustee now in effect, incorporated herein by reference to Exhibit 1 of Form T-1, Registration No. 333-30939.*

              2. A copy of the certificate of authority of the Trustee to commence business, incorporated herein by reference to Exhibit 2 of Form T-1, Registration No. 333-30939.*

              3. A copy of the certificate of authority of the Trustee to exercise corporate trust powers, incorporated herein by reference to Exhibit 3 of Form T-1, Registration No. 333-30939.*

              4. A copy of the existing bylaws of the Trustee, as now in effect, incorporated herein by reference to Exhibit 4 of Form T-1, Registration No. 333-30939.*

              5.  Not applicable.

              6. The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939, incorporated herein by reference to Exhibit 6 of Form T-1, Registration No. 333-30939.*

              7. Report of Condition of the Trustee as of June 30, 2000, published pursuant to law or the requirements of its supervising or examining authority.

              8.  Not applicable.

              9.  Not applicable.


       * Exhibits thus designated are incorporated herein by reference to Exhibits bearing identical numbers in Item 16 of the Form T-1 filed by the Trustee with the Securities and Exchange Commission with the specific references noted.

                                    SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the Trustee, U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Chicago, State of Illinois on the 4th day of October, 2000.


                                            U.S. BANK NATIONAL ASSOCIATION

                                            By:  /S/ NANCIE J. ARVIN
                                                 -------------------------
                                                 Nancie J. Arvin
                                                 Vice President



                                       3